Exhibit 10.02

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), effective as of March 2, 2011 (the “Effective Date”), by and between El Paso Electric Company, a Texas corporation (“Company”), and David W. Stevens (“Executive”).

WHEREAS, the Company and Executive previously entered into an employment agreement dated as of November 12, 2008 (the “Prior Employment Agreement”) in connection with Executive’s commencement of employment with the Company as its Chief Executive Officer and previously into an amended Change of Control Agreement dated November 30, 2010 (the “Change of Control Agreement”);

WHEREAS, the Company and Executive wish to amend and restate the Prior Employment Agreement on the terms and conditions set forth herein; and

WHEREAS, the Board of Directors of the Company wishes to recognize Executive’s value to the Company and his contributions to its performance by offering him the retention stock award described in this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants herein contained and other good, valuable, and binding consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

EMPLOYMENT

Section 1.01. Responsibilities And Authority. Executive shall continue to serve as the Company’s Chief Executive Officer and as a member of its Board of Directors. The duties of Executive shall be those duties which can reasonably be expected to be performed by a person with the title of Chief Executive Officer. Executive shall report directly to the Board of Directors of the Company (the “Board”) and shall perform such other duties as may be assigned to him and as are not inconsistent with his position.

Section 1.02. Acceptance Of Employment. Executive agrees, subject to the terms of this Agreement, to devote substantially all of his business time to advance the business of the Company. Nothing contained in this Agreement shall be construed so as to prevent Executive from investing his personal assets in such a manner and otherwise engaging in business transactions that are not inconsistent with the interests of the Company and that will not require a substantial portion of Executive’s business time or otherwise interfere with the performance of his duties hereunder. Executive expressly represents and warrants to the Company that the Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way the Executive’s ability to fully perform the Executive’s duties and responsibilities under this Agreement.

Section 1.03. Agreement Term. The term of this Agreement shall be for an initial term from the Effective Date through January 1, 2016 (the “Initial Term” and, as the term of this Agreement may be extended or shortened as set forth herein, the “Term”). The Term shall be extended automatically for three one-year periods (each, a “Renewal Term”) following the Initial Term unless either party has given 90 days prior written notice of termination of the Term. Following such period, the parties may agree mutually in writing to extend the Term.

Section 1.04. At-will Employment. Notwithstanding anything else herein, Executive’s employment with Company shall be at-will and may be terminated during or after the Term by either party at any time for any or no reason, including by the Company either with or without cause, with no further payment obligations beyond such termination date other than those specified in Section 2.06(a) below.

ARTICLE 2

COMPENSATION AND INCENTIVES

Section 2.01. Base Compensation. Executive’s current base salary is $600,000 per annum. This base salary amount will be reviewed annually by the Board, which may, in its discretion, make appropriate annual merit increases. The compensation paid to Executive pursuant to this Section is hereinafter referred to as “Base Compensation.” The Base Compensation shall be paid to Executive in accordance with the Company’s payroll policy as in effect from time to time.

Section 2.02. Annual Bonus. During the Term, Executive shall be eligible for an annual performance bonus under the terms of the Company’s bonus plans in place from to time. Executive’s target bonus opportunity for fiscal 2011 will be 70% of Base Compensation, with actual bonus based on completion of performance goals determined by the Board or a committee of the Board.

Section 2.03. Equity Awards. The Company will issue the equity awards set forth below pursuant to separate award agreements. Executive shall be eligible to receive other equity awards as determined by the Board or a committee of the Board in its sole discretion.

(a) Special Retention Award. On or promptly following the Effective Date (the “Grant Date”), the Company will issue Executive a restricted stock award (the “2011 Retention Award”) under the El Paso Electric Company 2007 Long-Term Incentive Plan (“LTIP”) representing the number of shares of Company common stock determined by dividing $2,500,000 by the closing price of the Company’s common stock on the Grant Date as reported on the New York Stock Exchange (rounded down to the nearest whole share). The 2011 Retention Award shall vest as follows:

(i) The first 1/3 of the 2011 Retention Award (the “First Installment”) shall vest on January 1, 2014 if Executive remains employed by the Company on such date; provided that 50% of the First Installment shall be subject to satisfaction of the Performance Criteria (as defined below) for the period from January 1, 2011 through December 31, 2013 and shall be forfeited immediately to the extent such Performance Criteria are not met.

(ii) The remaining 2/3 of the 2011 Retention Award (the “Second Installment”) shall vest on January 1, 2016 if Executive remains employed by the Company on such date; provided that 50% of the Second Installment shall be subject to satisfaction of the Performance Criteria for the period from January 1, 2011 through December 31, 2015 and shall be forfeited immediately to the extent such Performance Criteria are not met.

(iii) With respect to the 50% of the First Installment and Second Installment subject to satisfaction of Performance Criteria (together, the “Performance-Based Portion”), the following sets forth the “Performance Criteria”, which shall be measured by the Company’s total shareholder return relative to a peer group (which shall be initially that in effect for awards for the 2011-2013 performance period under the LTIP) as of the applicable vesting date for the immediately preceding three-year or five-year period, respectively:

Relative Shareholder Return Percentile Rank(1)	Percent of Award That Vests
75th Percentile	100%
55th Percentile	50%
35th Percentile	0%

(1)	Results between these points will result in interpolation on a straight-line basis.

(b) LTIP. Executive will continue to be eligible to receive awards under the LTIP as determined by the Board or a committee of the Board.

Section 2.04. Other Benefits. Executive shall be entitled to participate in all benefits plans available from time to time to senior executives of the Company including but not limited to the Company’s Retirement Income Plan for Employees and Excess Benefit Plan, monthly car allowance, life insurance benefit coverage, and health and welfare benefit plans (including a requirement to take a Company-paid physical exam on an annual basis). In addition, Executive will have the requisite paid time-off provided to an employee with 26 years of experience (as of his original start date with the Company), but in no instance shall Executive have less than 5 weeks of annual paid time-off.

Section 2.05. Indemnification. The Company shall provide Executive with the same indemnification and insurance protection provided by Company from time to time to all of its officers and directors.

Section 2.06. Involuntary Termination Prior to a Change of Control.

(a) Pro-Rata Vesting. Subject to Section 2.06(b) below, if Executive’s employment is terminated by the Company during the Term without Cause prior to a Change of Control (as defined in the Change of Control Agreement), and if Executive signs within 21 days following his termination date, and lets become effective, the release of claims attached hereto as Exhibit A (the “Release”), then Executive shall receive the following:

(i) a lump sum cash payment equal to 12 months of annualized salary, paid on the 40th day following Executive’s termination date;

(ii) reimbursement of COBRA premiums for continued health insurance coverage, until the earlier of (x) 12 months following termination of employment or (y) commencement of employment with another employer;

(iii) partial accelerated vesting of the 2011 Retention Award calculated as follows: to the extent then unvested, a prorata portion of each of the First Installment and Second Installment, based on a fraction whose numerator is the number of full months from January 1, 2011 until the date of termination of employment and whose denominator is 36 for the First Installment and 60 for the Second Installment; provided that with respect to the Performance-Based Portion, accelerated vesting shall occur only if, and to the extent that, the Performance Criteria has been met through the most recently completed month as determined by the Board (or its Compensation Committee);

(iv) if Executive’s termination occurs before November 17, 2011, the unvested portion of the Initial Stock Award (as defined in the Prior Employment Agreement) will become vested; and

(v) if Executive’s termination occurs before the date in 2012 on which the Board (or its Compensation Committee) determines the number of shares earned under the performance share award granted in February 2009 (the “2009 Performance Award”) under the LTIP (with the number of shares earned depending on the Company’s total shareholder return for the three-year period ending December 31, 2011 as determined by the Board or its Compensation Committee), Executive will remain eligible to receive a prorated portion (reduced to reflect the period from January 1, 2009 to the date of Executive’s termination) of the 2009 Performance Award if and to the extent the original performance conditions (i.e., for the full three-year performance period) are met, which shall be determined on the same basis, and on the same date (but not later than March 15, 2012), as the similar performance awards held by other executive officers of the Company.

For purposes of this Agreement, “Cause” shall mean the willful and continued failure by the Executive to perform his duties, or the engaging by the Executive in illegal conduct or misconduct in connection with Executive’s employment that is materially injurious to the Company, in each case following written notice and a reasonable opportunity to cure the failure or cease any non-criminal misconduct.

(b) Succession Plan. The obligations of the Company to pay Executive the amounts due under Sections 2.06(a)(i) and (ii) above, and to deliver to Executive any portion of the 2011 Retention Award under Section 2.06(a)(iii) above, are subject to the satisfaction of the requirements set forth in this Section 2.06(b). On or prior to December 31, 2011, Executive shall have presented to the Board a succession plan covering succession in the event of the retirement, incapacitation or removal of any of the Company’s senior officers (which shall mean Executive and each of the Company’s executives who report directly to Executive and/or whose appointment is subject to the approval of the Board), and the Board shall have determined in its reasonable judgment that such plan is comprehensive and achievable. Such plan shall include development plans for each senior officer, including consideration of the necessary skills for each senior officer position, the skills of the current senior officers and recommendations of methods either to recruit persons with additional skills needed to complement the senior officer group or to assist the current senior officers in developing such complementary skills. Executive and the Board will update the succession plan regularly and schedule a full review on an annual basis and within 30 days following the departure of any senior officer.

Section 2.07. Termination Upon or Following Change Of Control. Nothing herein modifies Executive’s Change of Control Agreement.

ARTICLE 3

ARBITRATION AND MEDIATION

Section 3.01. Mediation. Any dispute arising hereunder between Executive and Company (including any dispute over whether Company has properly terminated Executive for Cause) which cannot be resolved by them to their mutual satisfaction within a period of 14 days, unless mutually extended, shall first be submitted to mediation in El Paso, Texas, to a mediator selected pursuant to the rules of the American Arbitration Association (“AAA”). All costs of mediation incurred by Executive will be paid by the Company.

Section 3.02. Arbitration. If such mediation shall not result in an agreed settlement between the parties, the dispute will be promptly submitted to binding arbitration (conducted in El Paso, Texas, by a panel of three arbitrators) in accordance with the rules of the AAA then in effect. The results of such arbitration shall be binding and conclusive upon the parties hereto, and judgment on the award may be entered at the instance of either party in any court of competent jurisdiction. The dispute resolution procedure set forth in this Section may be initiated by either party upon five business days prior written notice to the other and after failure to resolve the dispute after the expiration of the 14-day time period referred to in the preceding Section.

Section 3.03. Proceedings. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

(a) The arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time.

(b) Any procedural issues not determined under the arbitral rules selected pursuant to item (a) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction.

(c) The Company will pay all arbitration, administrative, professional services and reasonable attorney fees for Executive in connection with such proceeding.

(d) The decision of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement.

Section 3.04. Acknowledgement Of Parties. Each party acknowledges that he or it has voluntarily and knowingly entered into an agreement to arbitration under this Section by executing this Agreement.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Notices. Any notice, demand or request to be given hereunder to either party hereto shall be deemed given and effective only if in writing and either (1) delivered personally to Executive or (in case of a notice to Company) to the Chairman of the Board of the Company with a copy to the General Counsel, or (2) sent by certified or registered mail, postage prepaid, to the address set forth on the signature page hereof or to such other address as either party may hereafter specify to the other by notice similarly served (or, in the case of Executive, to the address most recently set forth in the Company’s employment records).

Section 4.02. Entire Agreement. This Agreement amends and restates the Prior Employment Agreement in its entirety.

Section 4.03. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

Section 4.04. Modification. No modification or waiver of any provision hereof shall be made unless it be in writing and signed by both of the parties hereto.

Section 4.05. Scope Of Agreement. This Agreement, together with the Change of Control Agreement, constitutes the whole of the agreement between the parties on the subject matter, superseding all prior oral and written conversations, negotiations, understandings, and agreements in effect as of the date of this Agreement.

Section 4.06. Successors and Assigns. This Agreement shall not be assignable by the Company (other than to an affiliate of the Company or to any successor or assign of the Company) without the written consent of Executive. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die or become disabled while any amount is owed but unpaid to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to Executive’s devisee, legatee, legal guardian or other designee, or if there is no such designee, to Executive’s estate. Executive’s rights hereunder shall not otherwise be assignable

Section 4.07. Tax Payments, Withholdings And Reporting.

(a) Executive recognizes that the payments and benefits provided under this Agreement may result in taxable income to him which Company and its affiliates will report to the appropriate taxing authorities. Company shall have the right to deduct from any payment made under this Agreement any federal, state, local or foreign income, employment or other taxes it determines are required by law to be withheld with respect to such payments or benefits provided thereunder or to require payment from Executive which he agrees to pay upon demand, for the purpose of satisfying any such withholding requirement.

(b) Section 409A.

(i) The benefits hereunder are intended to qualify for the short-term deferral exception from Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder, as each may be amended from time to time (together, “Section 409A”) or, to the extent the short-term deferral exception is not available, as involuntary termination payments under Section 409A. Notwithstanding the foregoing, no Deferred Compensation Separation Benefits (as defined below) payable under this Agreement will be considered due or payable until and unless Executive has a “separation from service” within the meaning of Section 409A, and if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s “separation from service” other than due to Executive’s death, then any severance benefits payable pursuant to this Agreement and any other severance payments or separation benefits, that in each case when considered together may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and are otherwise due to Executive on or within the six (6) month period following Executive’s “separation from service” will accrue during such six (6) month period and will instead become payable (without interest) in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s “separation from service.” All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii) For purposes of Section 409A of Internal Revenue Code of 1986, as amended, all expenses eligible for reimbursement hereunder shall be paid to Executive promptly in accordance with the Company’s customary practices (if any) applicable to the reimbursement of expenses of such type, but in any event by no later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and the expenses incurred by Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by Executive in any other calendar year that are eligible for reimbursement hereunder.

(iii) Notwithstanding anything herein to the contrary, if Executive dies following his “separation from service” but prior to the six (6) month anniversary of the date of his “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death, but not later than ninety (90) days after the date of Executive’s death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(iv) It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply; provided that in no event shall this clause increase the cost to the Company of providing any payments or benefits to Executive.

Section 4.08. Separate Counsel. Executive acknowledges that he has been advised by Company that before he signs this Agreement he should consult with an attorney.

Section 4.09. Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 4.10. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

EL PASO ELECTRIC COMPANY

By:	/s/ Kenneth R. Heitz
Name: Kenneth R. Heitz
Title: Chairman of the Board

Address for Notice:

100 N. Stanton
El Paso, TX 79901

EXECUTIVE

/s/ David W. Stevens
David W. Stevens

Address for Notice (if different than the address most recently set forth in the Company’s employment records):

Exhibit A – Form of Release and Waiver

Executive agrees to and does fully and completely release, discharge and waive any and all claims, complaints, causes of action, demands of whatever kind or nature which Executive has or may have against the Company, its subsidiaries, affiliates, predecessors, and successors and all of their respective directors, officers, and employees by reason of any event, matter, cause, or thing that has occurred prior to the date hereof (hereinafter “Executive Claims”). Executive agrees that this release and waiver specifically covers, but is not limited to, any and all Executive Claims which Executive has or may have against the Company relating in any way to compensation, or to any other terms, conditions, or circumstances of Executive’s employment with the Company, and to the cessation of such employment, based on statutory or common law claims for employment discrimination, including claims under Title VII, the Age Discrimination in Employment Act, Americans with Disabilities Act, and any and all discrimination or retaliation claims under state or federal law, wrongful discharge, breach of contract, defamation, intentional infliction of emotional distress, breach of fiduciary duty, or any other theory whether legal or equitable; provided, however, that this release shall not affect Executive’s rights under or with respect to any retirement plan which is subject to ERISA and is qualified under Section 401 (a) of the Code.

Executive acknowledges that he has twenty-one (21) days to review and consider this release and waiver. Executive has also been advised verbally and by this writing of his right to consult with an attorney prior to executing this release and waiver. Executive is further aware that if he signs this release and waiver, he may revoke it for a period of seven (7) days following the day he signs it, and this release and waiver shall not be effective or enforceable until the revocation period has expired.